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                                                                      EXHIBIT 11



                                 ALPHAREL, INC.

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
                     (In thousands except per share data)


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
                                                      For the three months   For the six months
                                                         ended June 30,        ended June 30,
                                                      --------------------  --------------------
                                                        1996       1995       1996       1995
                                                      ---------  ---------  ---------  ---------
Net income per consolidated financial statements      $     875  $     427  $   1,552  $     652
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------
Primary net income per share:
  Weighted average common shares                         18,404     13,913     17,696     13,827
  Common stock equivalents:
    Common stock options                                    608        155        684        239
    Common stock warrants                                     -          -          -          -
    Convertible preferred stock                             175          -         88          -
                                                      ---------  ---------  ---------  ---------
Weighted average shares outstanding                      19,187     14,068     18,468     14,066
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------
Fully diluted net income per share:
  Weighted average common shares                         18,404     13,913     17,696     13,827
  Common stock equivalents:
    Common stock options                                    608        155        684        239
    Common stock warrants                                     -          -          -          -
    Convertible preferred stock                             175          -         88          -
                                                      ---------  ---------  ---------  ---------
Weighted average shares outstanding                      19,187     14,068     18,468     14,066
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------
Net income per share:
  Primary                                             $     .05  $     .03  $     .08  $     .05
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------
  Fully diluted                                       $     .05  $     .03  $     .08  $     .05
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------
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